UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2009

Vision-Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-20970	13-3430173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Ramland Road South Orangeburg, NY	10962
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 365-0600

__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14[a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

(b) On November 9, 2009, Vision-Sciences, Inc. (the “Company”) notified The Nasdaq Stock Market, Inc. that it was not in compliance with Nasdaq Listing Rule 5605(b)(1), which requires the Company’s Board of Directors to consist of at least a majority of independent members (as defined by Nasdaq Listing Rule 5605(a)(2)).  The noncompliance resulted from Mr. Warren Bielke being appointed as Interim Chief Executive Officer of the Company, and thereby no longer being an “independent” director, following the resignation of Mr. Ron Hadani as President, Chief Executive Officer and Director of the Company.  The Company has a Nominating Committee of the Board of Directors, consisting of all independent directors, which has commenced the search for a director to fill the vacancy on the Board of Directors.  It is expected that the Nominating Committee will recommend a Director that is independent within the meaning of Nasdaq Listing Rules and will result in the Company regaining compliance with Nasdaq Listing Rule 5605 (b)(1).

 (c) On November 10, 2009, the Company received a letter from Nasdaq confirming our notification to them of noncompliance with the requirement to maintain a majority of independent directors.   The letter requires that the Company submit a plan to regain compliance by November 25, 2009 and, if such plan is accepted, the Company will be granted a period of up to 105 days from the date of the Nasdaq letter to cure the noncompliance.  The Company intends to regain compliance within the time periods required by Nasdaq.  On November 12, 2009, the Company issued a press release attached hereto as Exhibit 99.1 announcing the noncompliance with the Nasdaq Listing Rule.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1  Press Release dated November 12, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

By:	/s/Warren Bielke
	Name:	Warren Bielke
	Title:	Interim Chief Executive Officer

Date:  November 12, 2009

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